Exhibit 99.1

Quantum Materials and QMC HealthID™ Featured at 2021
Materials Research Society, Spring Meeting and Exhibit

Quantum Materials’ blockchain, quantum dot solutions, and QMC HealthID™ to be featured during the MRS 2021 virtual meetings and seminars.

Warrendale, PA– April 21, 2021 – QMC HealthID, a wholly owned subsidiary of Quantum Materials Corp, announced that MRS, the Materials Research Society, will feature Quantum Materials among others in the ‘Thought Leadership’ broadcast at the Materials Research Society Virtual Spring Meeting 2021. MRS plans to showcase QMC’s nanomaterial solutions for COVID-19 testing and also how QMC is leveraging the blockchain for its planned Quantum Dot based, anti-counterfeiting solution.

“MRS is excited to feature Quantum Materials in our Spring Meetings and Seminars program. Their focus on nanomaterial solutions for COVID-19 testing and using the blockchain for their quantum dot based, anti-counterfeiting solution is going to be of immense interest to our viewers and is what led us to showcase QMC in the first place,” said Daniel Henriquez, Senior Producer, MRS TV/WebsEdge.

The 2021 MRS Spring Meeting & Exhibit is the key forum to present research to an interdisciplinary and international audience. It provides a window on the future of materials science and offers an opportunity for researchers—from students and postdoctoral fellows, to Nobel and Kavli Prize Laureates—to exchange technical information and network with colleagues.

“At Quantum Materials we are taking a very interdisciplinary approach to solving complex problems involving the nuanced application of nanostructures that exhibit optimized quantum effects to enable transformative solutions across the boundaries of physics, chemistry, and biology. QMC has applied our expertise in novel materials to enable a highly differentiated solution for clinical diagnostics applicable at the point-of-care that can mitigate disease and improve health outcomes.” said John Carrano, PhD, Senior Vice President Clinical R&D and Regulatory Affairs for Quantum Materials.

An MRS video crew toured Quantum Materials facilities located in San Marcos, Texas to learn about QMC’s Quantum Dot solutions and to produce a feature video to be presented at the MRS Virtual Spring Meeting & Exhibit in April. MRS’s feature video on Quantum Materials may be viewed here.

About Quantum Materials Corp

At Quantum Materials Corp. (OTC Bulletin Board: QTMM), our scientists and engineers believe in the power of innovation. Our goal, whether its applied research into quantum materials, the development of advanced digital platforms, or creating new tools for personal health, is to find inspiration in discovering new solutions to build a better future for all. Quantum Materials is pioneering unique solutions in the area of quantum dot fabrication, quantum tagging, digital trust systems, and most recently, in the development of QMC HealthID™. Our team comprises experts in the areas of quantum materials, nanotechnology, health diagnostics, therapeutic health, digital platforms, advanced logistics, and anti-counterfeiting. As a company, we believe in collaboration. We find that innovation begins with the spark of a new insight that is rigorously pursued in a collegial and interdisciplinary environment. Bringing breakthrough ideas to life and forging new solutions which inspires our work is our continual goal. For more information, visit Quantum Materials Corp at www.quantummaterialscorp.com

About QMC HealthID Inc.

QMC HealthID Inc., a wholly owned subsidiary of Quantum Materials Corp., leverages its QMC technologies to address global health challenges spurred by current and future pandemics. The QMC HealthID management platform and mobile app authenticates the process of infectious disease testing and gives the individual control over the data they share and their personal health status. Virtually any current Covid-19 point of care or laboratory-based diagnostic test, including Innova Medical Group’s, SARS-CoV-2 Antigen Rapid Qualitative Test, can be implemented in the QMC HealthID™ testing and reporting solution. These tests along with the mobile app are designed to test for COVID-19, with benefit towards helping people get safely and securely back to work, school, travel, events and living. For more information, please visit www.qmchealthid.com.

About Materials Research Society

Founded in 1973, and headquartered in Warrendale, Pennsylvania, The Materials Research Society is a growing, vibrant member-driven organization of over 11,200. It includes people from over 90 countries around the world—from the richest of nations to developing countries.

https://www.mrs.org

Quantum Materials Corp. Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans” and similar expressions. Although Quantum Materials Corp.’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Quantum Materials Corp, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such product candidates, the fact that product candidates if approved may not be commercially successful, the future approval and commercial success of therapeutic alternatives, Quantum Materials Corp’s ability to benefit from external growth opportunities, to complete related transactions and/or obtain regulatory clearances, risks associated with intellectual property and any related pending or future litigation and the  ultimate outcome of such litigation,  trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that COVID-19 will have on us, our customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on our employees and on the global economy as a whole.  Any material effect of COVID-19 on any of the foregoing could also adversely impact us. This situation is changing rapidly, and additional impacts may arise of which we are not currently aware and may exacerbate other previously identified risks. Other than as required by applicable law, Quantum Materials Corp. does not undertake any obligation to update or revise any forward-looking information or statements.

Media Contact:

Nikki Franklin

W2O/Real Chemistry

nfranklin@realchemistry.com